Exhibit 99.1

Ethan Allen Comments on Business and Announces Earnings Release Date for Fiscal 2019 First Quarter Results

DANBURY, CT—October 11, 2018 (GLOBE NEWSWIRE)— Ethan Allen Interiors Inc. ("Ethan Allen" or "the Company") (NYSE:ETH) commented today on its fiscal first quarter ended September 30, 2018.

The Company expects to report for the quarter:

●	Consolidated net sales of $187.8 million, a 3.6% increase over the prior year period

●	Wholesale net sales increase of 5.8% to $118.1 million

●	Retail division net sales increase of 2.6% to $145.2 million

●	Adjusted diluted earnings per share in the range of $0.32 to $0.33, a 14% to 18% increase

"We are well positioned to continue growing our sales and profits. Our retail network, product and marketing programs have been substantially strengthened. We increased advertising by 12.8% during the quarter as we launched our new artisan inspired products in September with a 116-page direct mail magazine and an aggressive advertising campaign in digital, print and other mediums. We plan to continue our strong marketing programs as we move forward." said Farooq Kathwari, Chairman and CEO. He further stated, "For the Company’s retail division, total written order trends improved as the quarter progressed; while July decreased 8.9%, August increased 4.1% and September increased 5.2% over the respective prior year periods. As expected, our government contract business was strong during the quarter and we are pleased that our manufacturing, sourcing, and logistics are positioned to service increased sales across all our channels."

The retail division written orders increased 0.9% during the quarter in the Company’s U.S.-based design centers. Its Canadian design centers experienced a decrease of 25.5% in written orders as consumers held off on purchases in light of economic uncertainty caused by the trade disputes. Total retail division written orders were flat compared to the prior year period.

The Company also announced it will release its financial results for the fiscal 2019 first quarter ended September 30, 2018, after the market closes on Wednesday, October 24, 2018. Following the release, the Company will host an analyst conference call at 5 p.m. EST to discuss its business and financial highlights. The analyst conference call will be webcast from the "Events and Presentations" page at http://www.ethanallen.com/investors. To access the conference call, dial 844-822-0103 (or 614-999-9166 for international callers), and enter conference ID 50728596. For those unable to listen live, the call will be archived on the company's website for at least 60 days.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy-five percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Ethan Allen Interiors Inc.

Investor/Media Contact:

Corey Whitely

Executive Vice President, Administration

Chief Financial Officer and Treasurer

ir@ethanallen.com

Forward-Looking Information

This press release and any related webcasts, conference calls, and other related discussions should also be read in conjunction with the Company's Annual Report on Form 10-K for the year ended June 30, 2018 (the "2018 Form 10-K") and other reports filed with the Securities and Exchange Commission.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events based on information currently available to us relating to our future results. Such forward-looking statements are identified in this press release and in documents incorporated herein by reference by use of forward-looking words such as "anticipate", "believe", "plan", "estimate", "expect", "intend", "will", "may", "continue", "project", "target", "outlook", "forecast", "guidance", and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events, and are not guarantees of future performance. A number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements, including, but not limited to: changes in global or regional political or economic conditions, including changes in governmental and central bank policies; our ability to secure debt or other forms of financing; the effect of operating losses on our ability to pay cash dividends; changes in business conditions in the furniture industry, including changes in consumer spending patterns, tastes and demand for home furnishings; competition from overseas manufacturers and domestic retailers and competitive factors such as changes in products or marketing efforts of others; effects of our brand awareness and marketing programs, including changes in demand for our existing and new products; our ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; fluctuations in interest rates and the cost, availability and quality of raw materials; pricing pressures; the effects of labor strikes; weather conditions that may affect sales; volatility in fuel, utility, transportation and security costs; the potential effects of natural disasters affecting our suppliers or trading partners; the effects of terrorist attacks or conflicts or wars involving the United States or its allies or trading partners; and those matters discussed in "Item 1A - Risk Factors" of our 2018 Form 10-K and elsewhere in this press release and our SEC filings. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this press release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.